Exhibit 99.1

Dream Finders Announces Second Quarter 2022 Results

Jacksonville, Fla. – August 4, 2022— Dream Finders Homes, Inc. (the “Company”, “Dream Finders” or “DFH”) (NASDAQ: DFH), one of the nation’s fastest-growing companies, announced its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights (As Compared to Second Quarter 2021, unless otherwise noted)

•Homebuilding revenues increased 118% to $791 million from $364 million

•Gross margin as a percentage of homebuilding revenues increased 320 basis points to 19.7% from 16.5%

•Pre-tax income increased 145% to $90 million, compared to $37 million

•Net income attributable to DFH increased 119% to $63 million, or $0.60 per diluted share, compared to $29 million, or $0.31 per diluted share

•Home closings increased 66% to 1,649 from 996

•Average sales price of homes closed increased 29% to $463,447 from $358,604

•Net new orders decreased 6% to 1,426 from 1,521

•Active community count increased 74% to 203 from 117

•Backlog of sold homes increased 74% to 7,190 homes valued at $3.3 billion, compared to 4,137 homes valued at $1.6 billion

•Return on participating equity was 44.0% for the trailing twelve months ended June 30, 2022, compared to 44.3% for the trailing twelve months ended June 30, 2021

•Controlled lot pipeline increased 66% to 37,983 as of June 30, 2022, compared to 22,923 as of June 30, 2021

•Commitment on the revolving credit facility increased to $1.1 billion as of June 30, 2022, compared to $818 million as of December 31, 2021

•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, increased 21% to $334 million as of June 30, 2022, compared to $277 million as of December 31, 2021

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “In DFH’s sixth quarter as a public company, we continued to outperform growth and execution expectations. For the full year 2020 (the year prior to our IPO), DFH had annual pre-tax earnings of $85 million. Less than 18 months after going public, DFH had quarterly pre-tax earnings of $90 million. While we are confident that DFH earnings will continue to grow, it is important to step back and appreciate our employees' hard work to reach this point in a relatively short period of time. These most recent results are a function of several years' hard work. It is rewarding to see all of that work bearing fruit and our accomplishments reinforce the benefits of our culture and business model.

More specific to the quarter, our homebuilding margin improved to 19.7%, another Company record, as our team continues to closely manage sales prices, cost inflation, supply chain challenges and mortgage rates in a quickly changing macro environment. While we acknowledge the rapid increase in mortgage rates and appreciation in home values pose headwinds, we believe the overall shortage of homes available will perpetuate the supply-demand gap. Our net new orders were up year over year in both May and June, however, we were limiting sales across most communities in April to ensure pricing was appropriately placed during a period of enhanced market volatility. This limitation contributed to an overall 6% quarterly decrease in net new orders, however, excluding cancellations, our total gross sales were up year over year.

Our land-light operating model allows us to navigate temporary housing market challenges and quickly change course in light of macroeconomic conditions. We continue to be strategically positioned in high growth markets, providing affordable homes to the entry-level, first and second-time move up homebuyers. Our build-for-rent platform provides a consistent home deliveries pipeline, which is less susceptible to temporary changes in demand from individual homebuyers. While the short-term may be uncertain, we are committed to our business model and focused on generating long-term earnings growth.”

Second Quarter 2022 Results

Homebuilding revenues for the second quarter 2022 increased 118% to $791 million, compared to $364 million in the year-ago quarter. Home closings increased 66% to 1,649, compared to 996 in the year-ago quarter. Average sales price (“ASP”) of homes closed for the second quarter 2022 was $463,447, compared to $358,604 in the year-ago quarter. The ASP increase was primarily due to the MHI acquisition as well as home price appreciation.
Homebuilding gross margin percentage in the second quarter 2022 improved 320 basis points to 19.7%, compared to 16.5% in the year-ago quarter. The gross margin improvement was attributable to our ability to increase prices while managing cost inflation.
Selling, general and administrative expenses as a percentage of homebuilding revenues was 8% in the second quarter 2022, remaining consistent when compared to 8% in the year-ago quarter.

Net new orders in the second quarter 2022 decreased 6% to 1,426, compared to 1,521 in the year-ago quarter. During the first month of the quarter, the Company delayed the sale of homes until later stages in the construction cycle. Later in June, demand tightened in response to the rapid rise in mortgage rates coupled with continued home price appreciation. The market's reaction to the quickly changing economic conditions negatively impacted new orders for the quarter and drove an uptick in cancellations for the Company and the industry as a whole. Our cancellation rate remains within the Company’s pre-pandemic historical averages at 21.0% for the quarter ended June 30, 2022, compared to 14.4% for the year-ago period. At the end of the second quarter 2022, DFH's large backlog of 7,190 homes, valued at $3.3 billion, represented record increases of 74% and 103%, respectively, compared to the year-ago quarter. As of June 30, 2022, the ASP in backlog was $463,831.

Net income attributable to DFH in the second quarter 2022 was $63 million, or $0.60 per diluted share, compared to $29 million, or $0.31 per diluted share in the second quarter 2021.

Full Year 2022 Outlook

Dream Finders Homes is reaffirming its guidance of a minimum of 7,000 home closings for the full year 2022. This outlook considers the rapid increase in interest rates and overall moderation of the housing market that began at the end of the second quarter of 2022 and assumes general economic conditions, including interest rates and mortgage availability, remain similar to those experienced in the latter half of the second quarter of 2022. Additionally, any further COVID-19 governmental restrictions on land development, home construction or home sales or additional supply chain challenges could negatively impact the Company’s ability to achieve this number of home closings in 2022. As of June 30, 2022, the Company backlog was 7,190 homes, with approximately 32% of the homes in backlog expected to be delivered in 2023 and beyond. The Company continues to believe the backlog of homes sold is the best indicator for future growth.

The following table shows the backlog units and ASP as of June 30, 2022 by segment:

	As of June 30, 2022 (unaudited)
Backlog:	Units	Average Sales Price
Jacksonville	1,734	$364,137
Colorado	135	619,289
Orlando	1,016	550,965
DC Metro	124	502,018
The Carolinas	1,110	330,399
Texas	1,859	633,287
Other (1)	1,212	374,484
Total	7,190	$463,831
(1)Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations, exclusive of MHI.

About Dream Finders Homes, Inc.

Dream Finders Homes (NASDAQ: DFH) is based in Jacksonville, FL, and is one of the nation’s fastest-growing companies, with industry-leading returns on shareholders’ equity. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia, Maryland, and the DC Metro area. Through its mortgage and title joint ventures, DFH also provides mortgage financing and title services to its homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2022 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(In thousands, except per share amounts and Other Financial and Operating Data, unless otherwise noted)

	For the Three Months Ended June 30, (unaudited)		For the Six Months Ended June 30, (unaudited)
	2022	2021	2022	2021
Revenues:
Homebuilding	$791,230	$363,743	$1,453,703	$705,910
Other	1,904	1,533	3,497	2,926
Total revenues	793,134	365,276	1,457,200	708,836
Homebuilding cost of sales	635,422	303,589	1,174,290	594,626
Selling, general and administrative expense	66,015	30,137	127,725	59,452
Income from equity in earnings of unconsolidated entities	(3,334)	(1,125)	(6,294)	(2,857)
Contingent consideration revaluation	5,042	3,977	9,234	5,160
Other (income) expense, net	278	(7,856)	(691)	(7,153)
Interest expense	13	16	26	658
Income before taxes	89,698	36,538	152,910	58,950
Income tax expense	(23,327)	(4,479)	(40,205)	(9,295)
Net and comprehensive income	66,371	32,059	112,705	49,655
Net and comprehensive income attributable to non-controlling interests	(3,747)	(3,486)	(6,365)	(4,961)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$62,624	$28,573	$106,340	$44,694

Earnings per share(1)
Basic	$0.64	$0.31	$1.07	$0.49
Diluted	$0.60	$0.31	$1.02	$0.49
Weighted-average number of shares
Basic	92,758,939	92,521,482	92,758,939	92,521,482
Diluted	104,566,243	92,670,727	103,531,560	92,641,222
Other Financial and Operating Data
Active communities at end of period(2)	203	117	203	117
Home closings	1,649	996	3,020	1,998
Average sales price of homes closed(3)	$463,447	$358,604	$463,318	$347,261
Net new orders	1,426	1,521	3,828	3,531
Cancellation rate	21.0%	14.4%	16.4%	10.9%
Backlog (at period end) - homes	7,190	4,137	7,190	4,137
Backlog (at period end, in thousands) - value	$3,334,945	$1,646,725	$3,334,945	$1,646,725
Gross margin (in thousands)(4)	$155,808	$60,154	$279,413	$111,284
Gross margin %(5)	19.7%	16.5%	19.2%	15.8%
Net profit margin %	7.9%	7.8%	7.3%	6.3%

(1)The Company calculated earnings per share (“EPS”) based on net income attributable to common stockholders for the period January 21, 2021 through June 30, 2021 over the weighted average diluted shares outstanding for the same period. EPS was calculated prospectively for the period subsequent to the Company’s initial public offering and corporate reorganization, resulting in 92,521,482 shares of common stock outstanding as of the closing of the initial public offering. The total outstanding shares of common stock are made up of Class A common stock and Class B common stock, which participate equally in their ratable ownership share of the Company. Diluted shares were calculated by using the treasury stock method for stock grants and the if-converted method for the convertible preferred stock and the associated preferred dividends.
(2)A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
(3)Average sales price of homes closed is calculated based on homebuilding revenues, excluding the impact of deposit forfeitures, percentage of completion revenues and land sales, over homes closed.
(4)Gross margin is homebuilding revenues less homebuilding cost of sales.
(5)Calculated as a percentage of homebuilding revenues.

	Three Months Ended June 30,				Six Months Ended June 30,
	2022 (unaudited)		2021 (unaudited)		2022 (unaudited)		2021 (unaudited)
	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Home Closings:
Jacksonville	377	$472,065	265	$351,496	646	$464,182	560	$338,077
Colorado	69	584,356	47	494,604	139	570,443	81	473,882
Orlando	100	481,968	147	409,362	206	458,593	308	404,494
DC Metro	21	584,930	35	681,706	36	671,168	59	640,193
The Carolinas	351	330,195	315	301,033	603	330,709	658	293,807
Texas (1)	527	559,770	—	—	1,010	555,270	—	—
Other (2)	204	365,479	187	331,101	380	371,562	332	332,649
Total	1,649	$463,447	996	$358,604	3,020	$463,318	1,998	$347,261

(1)Texas consists of the operations of MHI, which was acquired on October 1, 2021.
(2)Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations, exclusive of MHI.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$84,097	$227,227
Restricted cash (VIE amounts of $2,944 and $4,275)	45,296	54,095
Accounts receivable (VIE amounts of $1,711and $2,684)	30,280	33,482
Inventories:
Construction in process and finished homes	1,254,199	961,779
Company owned land and lots	93,404	83,197
VIE owned land and lots	8,414	21,686
Total inventories	1,356,017	1,066,662
Lot deposits	288,426	241,406
Other assets (VIE amounts of $2,727 and $2,185)	78,946	43,962
Equity method investments	14,188	15,967
Property and equipment, net	6,511	6,789
Operating lease right-of-use assets	25,108	19,359
Deferred tax asset	4,905	4,232
Intangible assets, net of amortization	7,085	9,140
Goodwill	171,927	171,927
Total assets	$2,112,786	$1,894,248
Liabilities
Accounts payable (VIE amounts of $668 and $1,309)	$130,115	$113,498
Accrued expenses (VIE amounts of $6,213 and $6,915)	126,823	139,508
Customer deposits	190,945	177,685
Construction lines of credit	875,000	760,000
Notes payable (VIE amounts of $0 and $1,979)	1,568	3,292
Operating lease liabilities	25,625	19,826
Contingent consideration	115,555	124,056
Total liabilities	$1,465,631	$1,337,865
Commitments and contingencies
Mezzanine Equity
Preferred mezzanine equity	155,621	155,220

Stockholders’ Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,295,329 outstanding	323	323
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602	602
Additional paid-in capital	261,207	257,963
Retained earnings	217,346	118,194
Non-controlling interests	12,056	24,081
Total mezzanine and stockholders’ equity	647,155	556,383
Total liabilities, mezzanine equity, and stockholders’ equity	$2,112,786	$1,894,248

SOURCE: Dream Finders Homes, Inc.

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com

Anabel Fernandez – Chief Financial Officer
Robert Riva – General Counsel